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                                REVOLVING B NOTE

$11,366,666.00                                                 February __, 1996


                  Jacor Communications, Inc., an Ohio corporation (the "Company"), promises to pay to the order of Banque Paribas (the "Bank") the lesser of the principal sum of ELEVEN MILLION THREE HUNDRED SIXTY SIX THOUSAND SIX HUNDRED SIXTY SIX DOLLARS ($11,366,666.00) or the aggregate unpaid principal amount of all Revolving B Loans made by the Bank to the Company pursuant to
Section 2.2 of the Credit Agreement (as hereinafter defined) in lawful money of the United States of America and in immediately available funds at the main office of the Agent (as defined below), in Chicago, Illinois, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Credit Agreement. The Company shall make mandatory payments as are required to be made under the terms of the Credit Agreement.

                  The Bank shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Revolving B Loan and the date and amount of each principal payment hereunder.

                  THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS.

                  This Revolving B Note is one of the Revolving B Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement, dated as of February __, 1996




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(as the same may be amended, modified, supplemented or restated and in effect from time to time, the "Credit Agreement"), among the Company, the banks named therein (including the Bank), Banque Paribas, as agent (in such capacity, together with its successors and assigns, the "Agent") and the Co-Agents, to which Credit Agreement reference is hereby made for a statement of the terms and conditions under which this Revolving B Note may be prepaid or its maturity date accelerated. This Revolving B Note is secured and guaranteed pursuant to the Collateral Documents, all as more specifically described in the Credit Agreement, and reference is made thereto for a statement of the terms and provisions thereof. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Credit Agreement.

                  All parties hereto, whether as maker, endorser or otherwise, hereby severally waive diligence, present- ment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand for payment hereunder in accordance with the terms hereof and of the Credit Agreement.


                                              JACOR COMMUNICATIONS, INC.

                                              By:
                                                 --------------------------
                                              Title:
                                                    -----------------------

                                              By:
                                                 --------------------------
                                              Title:
                                                    -----------------------


                                        2
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             SCHEDULE OF REVOLVING B LOANS AND PAYMENTS OF PRINCIPAL
                                       TO
                 REVOLVING B NOTE OF JACOR COMMUNICATIONS, INC.,
                             DATED FEBRUARY __, 1996


                                  Maturity
              Principal          of Interest      Principal
              Amount of            Period           Amount      Unpaid
Date      Revolving B Loan     (if applicable)       Paid       Balance
----      ----------------     ---------------       ----       -------

